Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 4, 2020, with respect to the financial statements and supplemental information included in the Annual Report of the McGrath RentCorp Employee Stock Ownership and 401(k) Plan on Form 11-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statement of McGrath RentCorp and Subsidiaries on Forms S-8 (File No. 333-74089, File No. 333-151815, File No. 333-161128, and File No. 333-183231).

/s/ Grant Thornton LLP

Seattle, Washington

June 4, 2020